Exhibit 5.1

[Morgan, Lewis & Bockius LLP letterhead]

August 11, 2004

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

Re: Orthovita, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Orthovita, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) for filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 29,499 (the “Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), to be sold by the selling shareholder named in the Registration Statement (the “Selling Shareholder”). The Shares consist of shares of Common Stock that (i) are issued and outstanding (the “Outstanding Shares”) and were issued pursuant to the terms of the Sponsors Research and Collaboration Agreement, dated as of September 18, 2003 between the Company and the Hospital for Special Surgery, the “Agreement”).

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto (including, without limitation, copies of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date), the Agreement, resolutions adopted by the board of directors of the Company and certain other records of the Company’s corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. We have made such inquiries of the Company’s officers as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the originals of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP